Exhibit 99.1
Contact: TomoTherapy Incorporated
Stephen C. Hathaway, CFO
608-824-2800
TomoTherapy Reports Fourth Quarter Financial Results
Record Revenue, New Orders and Backlog
Madison, Wis. – Feb. 13, 2008 – TomoTherapy Incorporated (NASDAQ: TOMO) today released financial results for the fourth quarter ended December 31, 2007. TomoTherapy has developed, markets and sells the Hi ·Art® treatment system, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers.
For the fourth quarter of 2007, the company reported revenue of $78.7 million, a 32% increase from $59.6 million in the fourth quarter of 2006. Net income was $4.8 million, or $0.09 per diluted share, compared to pro forma net income of $8.9 million, or $0.22 per diluted share, for the fourth quarter of 2006. The 2006 pro forma results included a $2.3 million tax benefit from the reversal of a portion of the company’s deferred tax valuation allowance and a $2.6 million benefit from the use of federal tax loss carryforwards; but do not include the reversal of the accretion of redeemable convertible preferred stock of $8.3 million. Including this reversal, the net income attributable to common shareholders was $17.2 million, or $1.90 per diluted share, for the three months ended December 31, 2006.
The value of new sales orders received during the 2007 fourth quarter totaled a record $92 million, a 25% increase over the fourth quarter of 2006, and up 26% sequentially from the 2007 third quarter.
“We showed outstanding sales performance in the fourth quarter,” said Fred Robertson, TomoTherapy’s CEO. “The record value of sales orders resulted in a healthy increase in our year-end backlog. We saw no impact from our competitors’ new product offerings.”
Among the company’s many accomplishments in 2007, TomoTherapy:
•	received $292 million of new orders during the year, a 43% increase over 2006, and far above the market growth rate – estimated to be in the low teens;

•	had another successful showing at ASTRO, its largest trade show, exceeding expectations for order intake in the fourth quarter and producing a strong pipeline for 2008;

•	continued to penetrate single linac centers, further validating the versatility of the Hi·Art system;

•	expanded its global footprint with the first Hi·Art installations in both China and India, and the addition of six distributors in the fourth quarter – who generated three orders before year end;

•	enhanced the Hi·Art system with a new high performance couch and 3.1 software which, according to management, should result in improved reliability and up to a 30% improvement in patient throughput;

•	continued to invest in future innovations, including $4.1 million related to the proton therapy project; and

•	announced recently that it completed production of its 200th Hi·Art system.
As a result of these achievements, management estimates that the company’s market share now stands at 10% to 12% of the overall radiation therapy market, and 35% to 40% of the CT-based image-guided market – the fastest growing segment of the market.
“We believe that TomoTherapy’s performance validates our view that the Hi·Art system continues to provide patients with the highest quality treatments and health care providers with the greatest amount of clinical versatility,” added Robertson. “Our robust business gives us confidence that we will add to the market share gains that we attained in 2007.”
As of December 31, 2007, TomoTherapy had a record $248 million of revenue backlog, a 51% increase from the backlog at December 31, 2006. The backlog represents firm customer orders for systems and does not include any revenue from service contracts, which are a growing portion of the company’s business. TomoTherapy generally recognizes revenue upon customer acceptance. This only happens after the system is installed and fully operational. Acceptance usually occurs three to four weeks after delivery.
Full Year Results
For the 12 months ended December 31, 2007, TomoTherapy reported revenue of $232.8 million, a 49% increase from $156.1 million for 2006. Gross margins rose to 37.2% in 2007 from 34.2% in 2006. The margin improvement stemmed primarily from continued favorable pricing and the benefits of leveraging the fixed service and support infrastructure.

The 2007 net loss attributable to common shareholders was $226.9 million, or $6.35 per diluted share, compared to a net loss of $33.5 million, or $3.78 per diluted share, for 2006. These results include the accretion of redeemable convertible preferred stock of $237.6 million and $46.3 million for 2007 and 2006, respectively. The 2006 net loss also included a $2.1 million, or $0.24 per diluted share, after-tax charge for the cumulative effect of a change in accounting principle related to the valuation of preferred stock warrants.
Pro forma net income for 2007, which excludes the effects of the preferred stock accretion, was $10.7 million, or $0.21 per diluted share, compared to $12.8 million, or $0.32 per diluted share, for 2006. The 2006 pro forma results included a $7.2 million tax benefit from the reversal of a portion of the company’s deferred tax valuation allowance and a $2.9 million benefit from the use of federal tax loss carryforwards.
The charge for the accretion of redeemable convertible preferred stock represents a non-cash charge to the income statement because preferred stockholders had the option to put their shares back to the company at the shares’ current fair market value. The charge represents the change in value of those preferred shares for each reporting period until the completion of the initial public offering (IPO). The company is no longer subject to adjustments of this type because the put option was eliminated when those shares converted into common stock at the IPO date. At that time, the entire balance in temporary equity was added to additional paid in capital on the balance sheet.
According to Robertson, “Looking back on 2007, we are very pleased with our performance during TomoTherapy’s first year as a public company. In addition to the Hi·Art system enhancements, we expanded our domestic and international sales footprint, and made key infrastructure investments for sustained growth – allowing us to help more cancer patients in more locations going forward.”
Outlook
Robertson said, “We expect another strong year in 2008, building on our recent initiatives and success.” For fiscal 2008, management anticipates revenue of $290 million to $310 million and net income per share in the range of $0.34 to $0.39 per diluted share.
Most of the company’s revenue is recognized based on the customer’s acceptance of the Hi·Art system. Thus, quarter-to-quarter fluctuations in revenue should be expected. Management continues to believe that its business is more accurately gauged by growth in backlog and revenue on an annual basis.

Based on projected shipment dates for the Hi·Art system orders in backlog, the company currently anticipates 30% to 40% of its revenue will be generated in the first half of 2008. Due to the strong order flow in the second half of 2007 and the projected timing of customers’ construction projects, more of the units in backlog are scheduled to be delivered in the second half of 2008. In addition, more customers were ready to take shipments in the fourth quarter of 2007, which created a somewhat stronger quarter at the expense of the 2008 first quarter.
Added Robertson, “Based on the rapid global adoption of image-guided systems, we believe that TomoTherapy’s technology leadership position will allow us to continue to increase our market share in 2008 by growing new orders at a rate greater than the overall annual market growth rate.”
Investor Conference Call
TomoTherapy will conduct a conference call on its fourth quarter 2007 results at 5:00 p.m. EDT today (4:00 p.m. CST). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-510-0712 from inside the United States or 1-617-597-5380 from outside the United States, and enter passcode 95806532. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 27979452. The telephone replay will be available through 11:59 a.m. CDT on Friday, February 15, 2008.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company completed its initial public offering in May 2007. Its stock is traded on the NASDAQ Global Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TomoTherapy Incorporated
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$78,711	$59,598	$232,810	$156,102
Cost of revenue	50,443	36,802	146,137	102,653

Gross profit	28,268	22,796	86,673	53,449

Operating expenses:
Research & development	9,833	7,369	34,304	21,397
Selling, general & administrative	13,463	8,241	42,307	23,119

Total operating expenses	23,296	15,610	76,611	44,516

Income from operations	4,972	7,186	10,062	8,933
Other income (expense), net	2,441	(52)	6,388	(1,202)

Income before income tax and cumulative effect of change in accounting principle	7,413	7,134	16,450	7,731
Income tax expense (benefit)	2,567	(1,736)	5,788	(7,184)

Income before cumulative effect of change in accounting principle	4,846	8,870	10,662	14,915
Cumulative effect of change in accounting principle	—	—	—	(2,140)

Net income	4,846	8,870	10,662	12,775
Accretion of redeemable convertible preferred stock	—	8,310	(237,582)	(46,253)

Net income (loss) attributable to common shareholders	$4,846	$17,180	$(226,920)	$(33,478)

Net income (loss) per share attributable to common shareholders
Basic	$0.10	$1.90	$(6.35)	$(3.78)

Diluted	$0.09	$1.90	$(6.35)	$(3.78)

Weighted average common shares outstanding used in computing net income (loss) per share attributable to common shareholders
Basic	49,547	9,054	35,731	8,856

Diluted	54,066	9,054	35,731	8,856

Pro forma net income per share
Basic	$0.10	$0.25	$0.24	$0.36

Diluted	$0.09	$0.22	$0.21	$0.32

Weighted average common shares outstanding used in computing pro forma net income per share
Basic	49,547	35,564	45,028	35,366

Diluted	54,066	40,593	49,919	40,130

TomoTherapy Incorporated
Condensed Consolidated Balance Sheets
(In thousands)

	Dec. 31,	Dec. 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$191,780	$20,137
Accounts receivable	44,596	19,050
Inventories	53,171	40,026
Deferred tax assets	3,433	5,982
Other current assets	1,622	1,014

Total current assets	294,602	86,209

Property & equipment, net	19,894	15,469
Other long term assets, net	6,642	5,821
Deferred tax assets	6,027	1,815

Total	$327,165	$109,314

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable	$17,655	$13,960
Accrued expenses	29,672	17,974
Customer deposits	20,309	23,103
Deferred revenue	15,517	20,204
Convertible preferred stock warrant liability	—	3,522

Total current liabilities	83,153	78,763

Other non-current liabilities	5,318	2,005

Temporary equity	—	212,663

Total stockholders’ equity (deficit)	238,694	(184,117)

Total	$327,165	$109,314

TomoTherapy Incorporated
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,
	2007	2006
	(Unaudited)
Operating Activities
Net income	$10,662	$12,775
Adjustments to reconcile income to net operating cash:
Depreciation and amortization	6,503	3,053
Stock-based compensation	3,318	232
Convertible preferred stock warrants	106	3,078
Deferred income tax provision	3,544	(7,797)
Excess tax benefit from share-based compensation	(3,800)	—
Other non-cash items	771	(83)
Accounts receivable	(25,546)	(4,815)
Inventories	(13,145)	(11,743)
Other current assets	(608)	(176)
Accounts payable	3,695	6,618
Accrued expenses	12,888	8,734
Deferred revenue & customer deposits	(7,481)	(5,974)

Net cash used in operating activities	(9,093)	3,902

Net cash used in investing activities	(11,770)	(16,023)

Net cash provided by financing activities	193,029	1,862

Effect of exchange rate changes on cash	(523)	—

Increase in cash	171,643	(10,259)
Cash and cash equivalents at beginning of period	20,137	30,396

Cash and cash equivalents at end of period	$191,780	$20,137

TomoTherapy, the TomoTherapy logo and Hi Art are among trademarks or registered trademarks of TomoTherapy Incorporated.